[DESCRIPTION]       MATERIAL CONTRACT

EX-10.45a           Copy of Forbearance Agreement dated
                    February 26, 1997, between Primergy,
                    Inc. and Registrant

February 26, 1997

Primergy, Inc.
Attention: Dr. Richard Weininger, President
25 Barbarosa Lane
Kingston, New York 12401

Re:  $5,130,000 Promissory Note

Dear Richard:

     A subsidiary of The WellCare Management Group, Inc. (such subsidiary and its parent collectively, "WellCare") holds the promissory note of Primergy, Inc. ("Primergy") in the principal amount of FIVE MILLION ONE HUNDRED THIRTY THOUSAND DOLLARS ($5,130,000) with accrued interest at January 31, 1997 of $518,307 (this indebtedness, the "Obligation").

     Primergy has requested WellCare, and WellCare has agreed, to forebear on the terms and conditions of said promissory note including all principal and interest payments now due and or becoming due until the first to occur of: (i) March 15, 1997, if Primergy has not executed the promissory note payable to the order of FPA Medical Management, Inc. ("FPA"), under which FPA agrees to loan up to $4,000,000.00 to Primergy, which note is in the form attached hereto as Appendix A (the "FPA Note"), or FPA and Primergy have not executed the Option Agreement in the form appended hereto as Appendix B (the "Option Agreement") by such date; (ii) the date on which FPA notifies Primergy that it relinquishes any and all rights to the option to merge with Primergy under the Option Agreement (such notice to be immediately communicated to WellCare); (iii) the date two years after the date of execution and delivery of the Option Agreement; (iv) the date on which a determination by the WellCare is made that a Material Default has occurred ("Material Default" means any default (subject to compliance with any applicable notice or opportunity to cure provisions) permitting the WellCare or its subsidiaries to terminate any contract between the WellCare or any of its subsidiaries and Primergy); or (v) the irrevocable proxy dated February 26, 1997 granted by WellCare to FPA shall become null and void.

Sincerely,

THE WELLCARE MANAGEMENT GROUP, INC.

By:  /s/ Joseph R. Papa
Name: Joseph R. Papa
Title:  President and Chief Operating Officer

     The undersigned executes this forbearance agreement for the purpose of reaffirming the Obligation. The undersign certifies to WellCare the following:

          (a)       The undersigned has requested the
forbearance set forth in this letter.

          (b) The undersigned agrees to the forbearance, acknowledges to the present balance of the Obligation as set forth in this letter and reaffirms each and every obligation set forth in the promissory note in all collateral documentation.

          (c)       The undersigned has no claim, cause of
action or defense in connection with the Obligation. The undersigned has no counterclaim against WellCare in connection with the Obligation.

          (d) The undersigned acknowledges that WellCare without forbearance, could demand that the Obligation be paid immediately and would have all remedies set forth in the documents for a default in payment of the Obligation.

PRIMERGY, INC.

By:  /s/ Richard B. Weininger, M.D.
Name: Richard B. Weininger, M.D.
Title:  President